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                                                               EXHIBIT 10.1.15.a



                             _________________, 1998





Mr./Ms.______________
Telxon Corporation
_____________________
_____________________
_____________________


Dear______________:

         Telxon Corporation (the "Company") considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. As a publicly held corporation, the Company recognizes the possibility that a change in its control may arise and that the uncertainty and questions which it may raise among management may result in the departure or distraction of management to the detriment of the Company and its stockholders. Accordingly, in order to induce you to remain in the employ of the Company and to secure for the Company and its stockholders the benefits of your continued attention and dedication during the pendency of any proposed or attempted "Change in Control" (as defined below), including your assessment and advice to the Company's Board of Directors (the "Board") as to whether any such proposal would be in the best interests of the Company and its stockholders, the Board has determined to extend to you the severance benefits set forth in this letter agreement (this "Agreement"), which supplements any employment agreement now existing or hereafter entered into between you and the Company (your "Employment Agreement", if any) and any rights or benefits to which you may be entitled under any Plans (as defined below), in the event your employment with the Company is terminated subsequent to a Change in Control.

         1.  TERMINATION FOLLOWING A CHANGE IN CONTROL.

         If, within twenty-four (24) months after any Change in Control shall have occurred, your employment by the Company shall be terminated (1) by the Company other than for "Cause" or "Disability" or at normal retirement age or
(2) by you for "Good Reason" (as each of the foregoing capitalized terms is defined below), then, by no later than the fifth (5th) day following the date of termination (except as otherwise provided in this Agreement), you shall be entitled, notwithstanding any contrary provisions of your Employment Agreement or any Plan, to receive the following benefits:

         (a) Salary paid through the date of termination at the rate in effect immediately prior thereto, plus any benefits or awards (whether to be provided in cash, stock or other right or property) which have been earned or become payable, but which have not yet been paid to you, pursuant to the terms of any compensation plan, such as a bonus, incentive, stock option, restricted stock or stock appreciation right plan, any benefit plan, such as a thrift, pension, retirement, 401(k), profit-sharing, health, disability, accident or life insurance plan, any vacation or relocation plan or policy or any other plan, program or policy of the Company intended to benefit all, or any designated group of, Company employees (each of the foregoing constituting a "Plan"); and
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         (b) A lump sum severance payment equal to two (2) times your annual salary as in effect immediately prior to the Change in Control, which severance pay shall be in lieu of any severance pay which may be payable to you under your Employment Agreement unless a greater amount of severance pay would be payable to you thereunder, in which event you shall be entitled to receive a lump sum cash payment of such greater amount in lieu of the severance pay provided for in this Subparagraph
         (b).

         (c) Continued benefits (or if unavailable under the general terms and provisions of the applicable Plan, their equivalent) for you and your dependents, for a period terminating on the earliest of (a) two (2) years after your employment termination, (b) the commencement date of equivalent benefits from a new employer, or (c) your normal retirement date (after which the terms of any retirement Plan shall govern), under all insured and self-insured employee welfare benefit Plans in which you were entitled to participate immediately prior to such termination date, provided that you shall not be required to pay any amount greater than the regular contribution made by you for such participation immediately prior to such termination date.

Except as specifically provided in Subparagraph (c) immediately above, the amount of any payment or benefits provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of by any compensation earned by you as the result of your employment by another employer, by retirement benefits, by any amount claimed to be owing by you to the Company or otherwise.

         2.  "CHANGE IN CONTROL" DEFINED.

         For purposes of this Agreement:

         (a) A "Change in Control" is deemed to have occurred upon (i) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (as amended, the "Exchange Act")), directly or indirectly, of fifteen percent (15%) or more of the combined voting power of the Company's Voting Securities, or (ii) the holders of the Company's securities entitled to vote thereon approve, or there otherwise occurs or is commenced, a sale, lease, exchange or other disposition of all or substantially all the assets, or the dissolution or liquidation, of the Company, or any merger, consolidation or reorganization to which the Company is a party and as the result of which the Company's stockholders prior to the transaction do not own at least fifty percent (50%) of the voting power of the surviving entity in the election of directors, or (iii) "Continuing Directors" (as defined below) cease for any reason to constitute at least a majority of the Board, or (iv) any other event occurs which is of such a nature that would be required to be reported as a change in control in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof pursuant to Section 13 or 15(d) of the Exchange Act, or similar successor public filing; provided, however, that any such event shall not be deemed to be a Change in Control if it results in you, or a group of Persons which includes you, acquiring, directly or indirectly, fifteen percent (15%) of more of the combined voting power of the Company's Voting Securities;

          (b) "Continuing Directors" means and includes the persons constituting the Board as of the date of this Agreement as well as each person who becomes a director of the Company subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by an affirmative vote of at least a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director or of the inclusion of such person in such


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         proxy statement as such a nominee, in any such case without objection by any member of such approving majority of the then Continuing Directors to the nomination of such person or the naming of such person as a director nominee), for so long as each such director shall remain in office;

         (c) "Person" means and includes any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Exchange Act, but excluding the Company or any employee benefit plan sponsored by the Company; and

         (d) "Voting Securities" means the Company's Common Stock, par value $0.01 per share, and any and all other then outstanding Company securities ordinarily having the right to vote generally in the election of the Company's directors.

         3.  GROUNDS FOR TERMINATION OF EMPLOYMENT.

         (a) Termination of your employment based on "Disability" means termination because of your absence from your duties with the Company on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless you return to the full-time performance of your duties within thirty (30) days after the Company gives written notice to you of its intent to terminate your employment due to such absence, you shall have returned to the full-time performance of your duties.

         (b) Termination of your employment for "Cause" means termination for any action or inaction on your part which is adverse to the Company's interests, including, without limitation, your dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, act of bad faith, neglect of duty or material breach of your Employment Agreement or of any Company policy applicable to its employees generally.

         (c) Any of the following shall constitute "Good Reason" for the termination of your employment:

         (i) any change, without your prior written consent, in your status (other than the fact that the Company may no longer be publicly traded), positions or job responsibilities which you consider to be a reduction in, or the assignment to you of any duties or responsibilities which you consider to be inconsistent with, your status, positions or responsibilities as in effect immediately prior to the Change in Control (other than as the result of your death or the termination of your employment by the Company for Cause, Disability or at normal retirement age or by you other than for Good Reason);

         (ii) a reduction by the Company, without your prior written consent, in your base salary, or in the level of benefits provided to you and your dependents under any Plan, as in effect immediately prior to the Change in Control;

         (iii) the Company's requiring you, without your express written consent, to be based anywhere other than, or to relocate from, the metropolitan area where your office is located immediately prior to the Change in Control;

Your right to terminate your employment pursuant to this Subparagraph (c) shall not be affected by your incapacity due to physical or mental illness. A termination of employment by you shall be for Good Reason if one of the occurrences specified in this Subparagraph (c) shall have occurred, notwithstanding



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that you may have an offer of employment from another employer or any other reason(s) for terminating your employment with the Company.

         4.  TAXES.

         (a) All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

         (b) Notwithstanding anything in this Agreement to the contrary, if any portion of any of the payments and benefits provided for in this Agreement, together with any other payments and benefits which you have the right to receive from the Company, its successors or any Person whose actions result in a Change in Control, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor statutory provision ("Parachute Payments"), the Company shall pay to you, within five (5) days of your receipt of such payments and benefits, such additional amounts as are necessary so that, after taking into account any tax imposed by said Section 4999 or any successor statutory provision on any such Parachute Payments and on any payments made pursuant to this Subparagraph (b), you are in the same after-tax position in which you would have been if said Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this Subparagraph (b).

         5.  SUCCESSORS; BINDING AGREEMENT.

         (a) This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company will require any "Successor" (as defined below), by agreement in form and substance satisfactory to you, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform under this Agreement if no such succession had taken place. Failure of the Company to obtain such assumption and agreement within one (1) business day after any Person becomes a Successor shall constitute Good Reason for termination by you of your employment. For purposes of this Agreement: (i) "Successor" shall mean any Person that, through one or a series of transaction(s), succeeds to, or has or obtains the practical ability to control (either immediately or with the passage of time), all or substantially all of the Company's business directly, by merger, consolidation, purchase or lease of assets or otherwise, or indirectly, by purchase of the Company's Voting Securities or otherwise; and
(ii) the "Company" shall mean the Company as hereinbefore defined and any Successor which executes and delivers the agreement provided for in the first sentence of this Subparagraph (a) or which by operation of law or otherwise becomes bound by the terms of this Agreement.

         (b) This Agreement shall be binding upon you and shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         (c) The Company expressly acknowledges and agrees that this Agreement creates in you a contractual right to the payments and benefits provided hereunder and expressly waives any right it may have to deny or otherwise seek to avoid liability for any breach of its contractual obligations hereunder on grounds of lack of consideration, accord and satisfaction or any other defense. The Company shall pay all legal fees and related expenses you incur in protecting, obtaining or enforcing any right or benefit provided by this Agreement.



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         (d) Prior to the occurrence of any Change in Control, this Agreement
(i) shall terminate immediately upon any termination of your employment and (ii) provided that no offer or other proposal of a transaction or event which, if consummated, would constitute a Change in Control has been publicly announced and such offer or proposal has not then been terminated, rescinded or otherwise abandoned, may be terminated by Board in the event you are re-assigned by the Company to a position carrying duties and responsibilities of lesser stature than the position in which you are serving as of the date hereof.

          (e) This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Delaware.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter.

                                   Sincerely,

                                   TELXON CORPORATION


                                   By:
                                       -------------------------------------
                                       Frank E. Brick
                                       President and Chief Executive Officer

         Agreed to as of the date first above written.



                                     ---------------------------------------
                                     [Key Employee]

                                     Address of Employee:

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